EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ClearOne Communications, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 333-148789 and 333-137859 of ClearOne Communications, Inc. on Forms S-8 of our financial statement audit report dated October 13, 2009, appearing in this Annual Report on Form 10-K of ClearOne Communications, Inc. for the years ended June 30, 2009 and 2008.

/s/ Jones Simkins, P.C.
JONES SIMKINS, P.C.
Logan, Utah
October 13, 2009